Exhibit 10.1

LEASE AGREEMENT

THIS AGREEMENT MADE EFFECTIVE AS OF NOVEMBER 24, 2021

BETWEEN

REDSTONE ENTERPRISES LTD.

(the “Landlord”)

AND

XENON PHARMACEUTICALS INC.

(the “Tenant”)

REFERENCE

The Landlord hereby demises unto the Tenant for and during a period of Ten (10) years commencing on July 1, 2022 and ending on June 30, 2032 (the “Term”), that certain office space in the Building located at 3650 Gilmore Way, Burnaby, British Columbia (the “Premises”), comprising approximately 53,023 square feet of rentable area (the “Rentable Square Feet”); more or less; as more particularly described herein.

INDEX

1.0	PREMISES
2.0	TERM
3.0	RENT
4.0	USE OF DEMISED PREMISES
5.0	DEFINITIONS
6.0	COVENANTS OF TENANT
6.17	ENVIRONMENTAL CONSIDERATIONS
7.0	COVENANTS OF LANDLORD
8.0	ALTERATIONS AND IMPROVEMENTS
9.0	IMPROVEMENT OF PREMISES
10.0	FIXTURING PERIOD
11.0	SUBORDINATION
12.0	PROPERTY ETC. DAMAGE
13.0	DAMAGE TO OR DESTRUCTION OF PREMISES
14.0	ACCESS TO DEMISED PREMISES
15.0	OPERATING EXPENSES AND TAXES
16.0	ADDITIONAL RENT AND PRO RATA PORTION OF PAYMENTS
17.0	DEFAULT
18.0	DISTRESS
19.0	LANDLORD'S EXPENSES ENFORCING LEASE
20.0	WAIVER
21.0	HOLD OVER
22.0	INABILITY TO PERFORM/FORCE MAJEURE
23.0	RULES AND REGULATIONS
24.0	LANDLORD'S RIGHT TO PERFORM
25.0	REMEDIES CUMULATIVE
26.0	LANDLORD'S LIMIT OF LIABILITY
27.0	LETTER OF CREDIT
28.0	WHOLE OF AGREEMENT
29.0	USE OF COMMON AREAS/PARKING
30.0	NOTICES
31.0	INTERPRETATION
32.0	RESTORATION
SCHEDULE A
SCHEDULE B
SCHEDULE C
SCHEDULE D

3650 GILMORE WAY

BURNABY, BRITISH COLUMBIA

LEASE AGREEMENT

THIS LEASE AGREEMENT dated November 24, 2021, is made and entered into by the Landlord and Tenant who, in consideration of the rents and covenants contained herein, agree as follows:

1.0PREMISES

1.1The Premises means that portion of the Land located at 3650 Gilmore Way, Burnaby, British Columbia comprising a Rentable Area of approximately 53,023 square feet being the entire first (1st) floor, entire second (2nd) floor, and the entire third (3rd) floor as follows:

Suite	Suite Rentable Area	Total Floor Rentable Area
Suite 110	3,888 sf
Suite 120	11,876 sf
“First (1st) Floor”		15,764 sf
Suite 200	18,389 sf
“Second (2nd) Floor”		18,389 sf
Suite 310	1,619 sf
Suite 330	6,184 sf
Suite 350	4,995 sf
Suite 375	5,737 sf
Suite 390	335 sf
“Third (3rd) Floor”		18,870 sf
Total		53,023 sf

Together, as set out in Schedule "A" attached hereto.

2.0TERM

2.1To have and to hold the Premises for and during the term of ten (10) years commencing on July 1, 2022 and expiring on June 30, 2032.

3.0RENT

3.1Yielding and paying therefor unto the Landlord at its office at #2011, 7495 132nd Street, Surrey, British Columbia, V3W 1J8, or at such other place as the Landlord may direct in writing, Basic Rent for Premises in the sum set out hereunder together with applicable goods and services tax, payable in advance on the first day of each and every month of the Term as follows:

3.2The Tenant has paid to the Landlord the sum of Eighty Nine Thousand Nine Hundred and Sixty Four Dollars ($89,964.00) as a deposit. The deposit shall be held by Landlord, without liability for interest, as security for any and all present future debts and liabilities of the Tenant to the Landlord in connection with its obligations (the “Obligations”) arising under this Lease for the term of the Lease. In the event the Landlord shall from time to time apply or all of such deposit towards payment of the Obligations, the Tenant shall, from time to time at the request of the Landlord, forthwith pay to the Landlord the sum required to return the deposit to its original amount. If the Landlord disposes of its of interest in the Lease, the Landlord shall credit the deposit to its successor and thereupon shall have no liability to the Tenant to repay the deposit to the Tenant. If the Tenant shall from time to time fail to perform its Obligations, the Landlord may apply all or part, as the case may be, of the deposit to rectify such failure. Subject to the foregoing, the Landlord shall repay the deposit to the Tenant 30 days after the end of the Term or sooner termination of the Lease, provided that all Obligations of the Tenant are paid and performed in full, failing which the Landlord may, on notice to Tenant, elect to retain the deposit and to apply it in reduction of the Obligations and the Tenant shall remain fully liable to the Landlord for payment and performance of the remaining Obligations.

3.3The Actual Rentable Area of the Premises shall be measured in accordance with the BOMA Standard, and Basic Rent shall be payable as follows on the first of each month as follows:

Term	Per Sq. Ft. Per Annum	Per Annum	Monthly Installments
From July 1, 2022 up to and including June 30, 2024	$21.00	$1,113,483.00	$92,790.25
From July 1, 2024 up to and including June 30, 2026	$23.00	$1,219,529.00	$101,627.42
From July 1, 2026 up to and including June 30, 2028	$25.00	$1,325,575.00	$110,464.58
From July 1, 2028 up to and including June 30, 2030	$27.00	$1,431,621.00	$119,301.75
From July 1, 2030 up to and including June 30, 2032	$29.00	$1,537,667.00	$128,138.92

3.4This Lease shall be an absolutely net lease and the Basic Rent shall be paid without set-off, abatement, deduction or counterclaim except as may be specifically provided for in this Lease, and shall be in addition to the Additional Rent payable as outlined in this Lease.

4.0USE OF DEMISED PREMISES

4.1The Tenant will use the Premises for Research and Development, general business, laboratory uses for related business activities and for the operation of a vivarium and any other use permitted under the applicable zoning by-laws for the Building, including without limitation the requirements of Discovery Place OCP dated February 14, 1996 and for no other purpose and, subject to the provisions of Sections 6.11 and 6.13 of this Lease, will not permit any part of the Premises to be used or occupied by any persons other than the Tenant, its employees and invitees.

5.0DEFINITIONS

5.1In this Lease, unless otherwise stated, the following terms will have the following meanings:

(A)	"Additional Rent" means the amounts payable by the Tenant to the Landlord as described in Section 16.1 hereof and includes, without limitation, Operating Expenses and Taxes.

(B)

"Audit" means a review by the Tenant's Consultant of the Tenant's practices with respect to Hazardous Substances for the prior year to ensure that all applicable Tenant Protocols have been followed, and which will itemize any incidents where a Tenant Protocol has not been followed and set out remedial measures to be taken by the Tenant in the upcoming year to avoid further breaches of the Tenant Protocol;

(C)	"Authority" means any government agency, body, corporation, organization, department or authority responsible for administering or enforcing any Law;

(D)	"Basic Rent" means the rent described in Section 3.1 hereof;

(E)

"BOMA Standard" means the publication titled 'Standard Method for Measuring Floor Area in the Office Buildings' as approved June 7, 1996, by American National Standards Institute, Inc., as identified by the publication reference ANSI/BOMA Z65.1-1996 and where the context requires, means the terminology and methodology described therein;

(F)	"Building" means the building located at 3650 Gilmore Way, Burnaby, B.C., and in which the Premises are situated;

(G)	"Building Rentable Area" means the total of all Rentable Areas in the Building;

(H)	"Business Days" means the Monday to Friday inclusive in each week, save and except any such day that be declared, by lawful authority, a holiday;

(I)	"Commencement Date" means the date outlined in Section 2.1.

(J)

"Common Areas" means without duplication, (1) those areas of the Land not intended by the Landlord for lease by tenants and (2) those areas of the Building that are Common Areas in accordance with the definition of “Common Areas” set out in the BOMA Standard;

(K)	"Environment" has the meaning given to it in the Canadian Environment Protection Act (Canada) from time to time;

(L)	"Existing Pollution" means Pollution of the Land or Building which has not been caused by the Tenant;

(M)	"Fixturing Period" means the period described in Section 10.1 hereof;

(N)	"Hazardous Substance" means any hazardous material or matter, whether in liquid, solid, or gas or other form, that is prohibited, regulated, controlled or licensed by any Laws;

(O)	"Land" means that certain parcel or tract of land situate in Burnaby and more particularly known as a portion of PID: 019-179-758, Lot 2, District Lot 71, Group 1, NWD, Plan LMP21978;

(P)	"Landlord's Architect" means architect as is designated in writing by the Landlord;

(Q)	"Landlord's Consultant" means any qualified environmental consultant designated in writing by the Landlord;

(R)

"Law" means any Federal, Provincial, Municipal, and other governmental laws and regulations relating to protection of the Environment or its Pollution including, without limitation, the Canadian Environmental Protection Act (Canada) and the Waste Management Act (British Columbia) and the regulations made under them and includes any amendment, revision, re-enactment or replacement of any such Law, regulation, or by-law;

(S)

"Leasehold Improvements" means all fixtures, trade fixtures, improvements, installations, alternations, and additions from time to time made, erected, or installed by, or on behalf of, the Tenant in the Premises, with the exception of furniture and equipment not of the nature of fixtures;

(T)	"Medium" means any land, water or air and includes the Land, Building and Premises;

(U)	"Normal Business Hours" means the hours on Business Days from 7:30 a.m. to 6:00 p.m. from Monday to Friday exclusive of any such day that be declared, by lawful authority, a holiday;

(V)	"Offer to Lease" Intentionally Deleted;

(W)

"Operating Expenses" means, without duplication or profit except any profit in respect of (viii) below, all expenses chargeable against income in connection with the operation, maintenance and repair of the Building, including all Common Areas and the Land and, without restricting the generality of the foregoing, includes;

(i)	fuel and operating expenses incurred in cleaning, heating, and ventilating the Building and providing water, natural gas, electrical service, telephone service, and sanitary and storm sewer services;

(ii)

operating expenses incurred in cleaning and maintaining, including rubbish and snow removal, the sidewalks, roads, street lights, paving, surface parking lots, underground parking facilities, and landscaping on the Land;

(iii)	water rates, special taxes and licenses (other than the Taxes or Tenant's Taxes or taxes on capital, income or profits), Building insurance, and utility expenses for the Common Areas;

(iv)

salaries and wages (including employees' benefits, worker's compensation and other items of a similar nature) directly attributable to the Land and the cost of service contracts incurred in the cleaning, maintenance, repair and operation of the Building and the Land and payments made for security services provided to the Land;

(v)	the cost of building and cleaning supplies used for the Building;

(vi)

the cost of painting interior areas of the Building, not normally rented to tenants and costs of painting and otherwise maintaining the parking areas including both the underground and surface lots and the outside of the Building;

(vii)

the cost of depreciation of HVAC machinery and equipment leased and the costs thereof being fully amortized over their useful life taking into account any reduction in their useful life occasioned by increased use of such HVAC machinery and equipment requested by the Tenant under Section 7.4 all as determined by the Landlord acting reasonably on the advice of a qualified consultant acceptable to the Tenant, acting reasonably, together with interest thereon calculated daily and compounded monthly at 2.0% per annum above the rate declared by HSBC Bank Canada as its "prime rate";

(viii)	a management fee of 3.75% of the gross income of the Building;

(ix)	Landlord's costs of obtaining and maintaining insurance for liability, fire and other casualties in respect of the Building; and

(x)

the costs incurred by the Landlord in making capital improvements to the Building which result in reduction of these Operating Expenses where such reduction during the remainder of the Term is greater than the current depreciated portion of such costs; and

Provided always that Operating Expenses shall not include leasing commissions, corporation capital tax or other capital taxes, depreciation (except as specifically provided herein), cost of structural repairs to the Building, interest on debt, or capital retirement of debt, the cost of repair or replacement of structural defects in the original construction of the Building and any other defect in the original construction of the Building where the cost of repair or replacement of such defect is covered by warranty by the contractor or supplier as the case may be or any amounts directly chargeable by the Landlord to any tenant or tenants as otherwise provided in this Lease;

(X)

"Person" includes a person, firm, corporation, partnership, group of persons, or any combination of them and the personnel or other legal representatives of such person to whom the context can apply at law;

(Y)	"Pollute" is a verb which means to Release into or unto any Medium any Hazardous Substance that:

(i)	alters the physical, biological, or chemical nature of that Medium;

(ii)	alters the capacity of the Medium to support any living thing whether animal or plant life;

(iii)	injures or is capable of injuring the health or safety of a person in or near the Medium

(iv)	injures or is capable or injuring property or any life form in or near the Medium;

(v)	interferes with or is capable of interfering with visibility or the dispersion of light or any photochemical activity within the Medium;

(vi)	interferes with or is capable of interfering with normal conduct of business in, on near or from the Medium;

(vii)	causes or is capable of causing physical discomfort to a person in, on or near the Medium;

(viii)	damages or is capable of damaging the Environment; or

(ix)	is Special Waste,

and such Release is prohibited under any Law, or regulated, controlled or licensed under any Law if such Release exceeds the acceptable standard prescribed by such Law and "Polluted" is an adjective and "Pollution" and "Pollutant" are nouns which have meanings that correspond to the meaning contained in this clause.

(Z)	"Premises" means that portion of the Building described in Section 1.0 and shown outlined on Schedule "A";

(AA)	"Proportionate Share" means the ratio which the Rentable Area of the Premises bears to the Building Rentable Area of the Building;

(BB)	"Pro Rata Portion" as applied to any amount means the Proportionate Share for the time for which the calculation is made as a fraction of whole of the period contemplated in the Lease;

(CC)

"Release" includes release, spill, leak, pump, pour, dump, abandon, emit, empty, discharge, spray, inoculate, deposit, seep, throw, place, exhaust, inject, escape, leach, dispose, infuse or introduce other than in accordance with the applicable Tenant Protocol;

(DD)

"Remedial Action" means any act, measure, work or thing done, taken, carried out, acquired or constructed that is or may be reasonably necessary to investigate, assess, control, abate, dissipate, render harmless, mitigate or remove Pollution in accordance with the requirements of any Authority having jurisdiction over a Pollutant;

(EE)	"Rent" means the Basic Rent and Additional Rent;

(FF)	"Rentable Area" has the meaning ascribed to it in the BOMA Standard;

(GG)

"Research and Development" means the carrying on or application of scientific or technological research and development as described in the zoning by-laws of the City of Burnaby and the zoning requirements of Discovery Place OCP dated February 14, 1996, applicable to the Land in cooperation with governments or business and industry or foundations or technological institutions or universities or other educational institutions in the application of science and technology for the development of industry in British Columbia and shall, subject to the other terms of this Lease, include the right of the Tenant to develop and construct prototypes of goods or products, for the purpose of further research, development and testing as part of the carrying on of the Research and Development. In the process of developing the scientific or technological research and development, certain goods and products may be offered for sale;

(HH)

"Taxes" mean all taxes, rates and assessments, whether general or special, levied or assessed by the municipal authority for such purposes payable by the Landlord in respect of the Building and the Land and include any other taxes, rates and assessments payable by the Landlord which are imposed in substitution of the foregoing taxes, rates and assessments as finally determined for each calendar year as a result of assessment, appeal or judicial review and include any reasonable legal fees or appraiser's fees incurred by the Landlord in respect of such final determination, but excluding development cost charges or other amounts levied by the municipalities authorities in relation to the original development of the Land or construction of the Building;

(II)	"Tenant's Consultant" means any qualified environmental consultant designated in writing by the Tenant acceptable to the Landlord, acting reasonably;

(JJ)

"Tenant's Environmental Management Plan" means a written plan prepared by the Tenant's Consultant addressing how the Tenant shall manage any environmental risks including any Hazardous Substances involved in its business in the Premises during the Term;

(KK)

"Tenant's Protocol" means, with respect to a Hazardous Substance, a written procedure prepared by the Tenant's Consultant in accordance with the Tenant's Environmental Management Plan detailing how the Hazardous Substance will be transported, received, handled, stored, used and disposed of, including procedures to be followed if there is a Release of Hazardous Substance other than in accordance with the Tenant Protocol;

(LL)

"Tenant's Taxes" means all taxes, licenses, rates, duties and assessment imposed or levied by lawful authority covering any period during the Term and relating to or in respect of the business or profession of the Tenant or relating to or in respect of improvements, fixtures, machinery or chattels or equipment brought onto the Premises by the Tenant or being the property of the Tenant or relating to or in respect of improvements to the Premises built, made or installed by the Tenant or at the Tenant's request, or being any special or additional taxes, licenses, rates, duties and assessments which the Tenant or any sub-Tenant or licensee of the Tenant shall elect or cause to have the Premises or any part thereof assessed or charged with, whether any such taxes, licenses, rates, duties and assessments are payable in law by the Tenant or by the Landlord and whether such taxes, licenses, rates, duties and assessments are included by the taxing authority in the taxes, licenses, rates, duties and assessments or levied on or with respect to the Building;

(MM)	"Tenant's Work" means the Tenant's Leasehold Improvements as defined under Schedule “B” of this Lease; and

(NN)	"Term" means the term of this Lease described in Section 2.0.

6.0COVENANTS OF TENANT

The Tenant covenants with the Landlord:

6.1To pay Rent as and when due.

6.2To pay the cost of electricity, gas and other utilities used within the Premises, such cost to be paid by the Tenant as and when due.

6.3Subject to Section 12.0, to repair the Premises, reasonable wear and tear, structural repairs, and damage by fire, lightning and other casualties against which the Landlord is insured, or for which the Landlord is required to be insured under this Lease, only excepted.

6.4Subject to Section 7.7, that, upon providing not less than 48 hours’ written notice specifying a specific time for entry, the Landlord may enter and view the state of repair and that the Tenant will repair according to notice save as aforesaid.

6.5That the Tenant will leave the Premises in good repair, save as aforesaid.

6.6If the Tenant fails to repair in accordance with the provisions hereof, the Landlord may on ten (10) days prior written notice except in the case of an emergency enter the Premises and make the required repairs and, for that purpose, the Landlord may bring and leave on the Premises all necessary tools, material and equipment and the Landlord will not be liable to the Tenant for any inconvenience, loss, injury or damages suffered by the Tenant thereby, unless caused by the negligence or willful misconduct of the Landlord or those for whom the Landlord is responsible at law, and the expense of such repairs will be borne by the Tenant which will pay it to the Landlord forthwith on demand.

6.7To restore forthwith at its expense broken or damaged plate glass on the Premises from time to time.

6.8Not to do, suffer or permit any act or neglect which may in any manner directly or indirectly cause injury to the Premises or to the Building of which the Premises form a part or to any fixtures or appurtenances thereof, or which may be or become a nuisance or interference with the comfort of any of the occupants of the Building or which may in the reasonable opinion of the Landlord render the Building or any part thereof less desirable or injure the reputation thereof as a first-class office building.

6.9Not to exhibit signs of any nature on exterior walls, doors or windows of the Premises without the prior written approval of the Landlord, such approval not to be unreasonably withheld or delayed. Notwithstanding the foregoing, the Tenant will be allowed:

(a)	to display a sign on the standard building directory signage to be provided by the Landlord in a manner to be consistent with a suburban business park;

(b)	the option to install prominent signage on the exterior of the Building and pedestal signage adjacent to the entrance to the Building, including the Building name set out herein,

all of which shall subject to the approval of the City of Burnaby or any governing authorities. The Landlord acknowledges and agrees that neither the Tenant's signage on the Building, nor the use of the Tenant's name in the name of the Building shall grant the Landlord any rights or interest in the Tenant's name or any derivation thereof nor will the Landlord be permitted to continue to use the Tenant's name in the name of the Building or otherwise after expiry or sooner termination of this Lease (or such earlier date as the Tenant so notifies the Landlord in writing). At the expiration or sooner termination of this Lease, the Tenant shall, upon request by the Landlord forthwith, remove any sign installed by the Tenant pursuant to sub-Section 6.9(b). Notwithstanding the foregoing, the Tenant shall be granted non-exclusive signage on the Building, subject to the terms and conditions in the Lease, all existing signage shall remain in place during the Term and any extension thereof, save that the Rentable Area of the Premises shall be not less than two (2) full floors of the Building to retain such Building signage.

6.10Not to do or permit anything to be done whereby any policy of insurance on the said Building or any part thereof placed by the Landlord or any other Tenant in the Building may become void or voidable or whereby the premium thereon may be increased, and if the Tenant is in breach hereof and as a result of such breach any premium of any such policy is increased, the Tenant will forthwith pay to the Landlord the amount of the increase in such premium, provided that nothing herein will limit any other remedy of the Landlord or any other tenant, provided this Section will not apply to the Tenant's proposed use of the Premises by the Tenant.

6.11The Tenant shall not assign or sublet the Premises in whole or in part without the prior consent in writing of the Landlord, such consent not to be unreasonably or arbitrarily withheld or delayed where the Tenant wishes to assign or sublet to a tenant, which covenants to use the Premises for only those uses permitted in Section 4.1, provided that the Tenant, at the time the Tenant requests the consent of the Landlord, delivers to the Landlord such information in writing (the "Required Information") as the Landlord may reasonably require respecting the proposed assignee or subtenant, provided always that no such assignment or subletting, whether consented to by or not by the Landlord, will:

(a)	in any manner release the Tenant from any covenant to be observed or performed by it, and

(b)

be made to any person, firm, partnership or corporation carrying on any business which the Landlord is obliged to restrict by reasons of any other lease or contract in respect of any occupancy of a portion of the Building.

6.12A change in control of the Tenant shall be deemed to be an assignment for purposes of Section 6.11. This provision however, shall not apply to any transaction in which the Tenant becomes a public company or any transaction or change in control in the Tenant while the Tenant is a public company.

6.13Intentionally deleted

6.14Intentionally deleted.

6.15Intentionally deleted.

6.16To keep the Premises free of rubbish and debris at all times and to provide proper and sufficient receptacles for waste.

6.17Environmental Considerations

6.17.1The Tenant must not at any time cause or allow any Hazardous Substance to be generated, created, used, stored, treated, transferred, transported or disposed of on the Land or Building except in compliance with all Laws and the Tenant's Environmental Management Plan and shall not use the Premises in any manner which, in whole or in part, would cause the Land to be a contaminated site or similar designation under any Law.

6.17.2Prior to the Commencement Date, the Tenant shall prepare and deliver to the Landlord the Tenant's Environmental Management Plan.

6.17.3The Tenant shall provide the Landlord with a copy of any Tenant Protocol required by the Tenant's Environmental Management Plan.

6.17.4If there is a Release of a Hazardous Substance on or about the Premises as a result of an act or omission of the Tenant, the Tenant will follow the remedial procedures set out in the applicable Tenant Protocol. If the Release has the potential to Pollute the Land or poses a risk to persons in or about the Land, the Tenant will forthwith notify the Landlord of the Release and the remedial action being taken by the Tenant.

6.17.5Within 60 days of each anniversary of the Commencement Date during the Term and within 60 days of the expiry of the Term, the Tenant will cause an Audit to be performed and deliver a copy of that Audit to the Landlord. If the Audit includes remedial measures to be followed by the Tenant to ensure future compliance with the Tenant Protocols, the Tenant will be obliged to enact such remedial measures.

6.17.6The Tenant shall be responsible at its sole expense for remediation of any Pollution of the Land or Building caused by a Release by the Tenant of a Hazardous Substance. The Tenant will indemnify and save harmless the Landlord from any cost, damage, loss or liability reasonably incurred, or suffered, by the Landlord as a result or in respect of any Pollution of the Land or Building caused by the Tenant. This indemnity will survive the expiry or earlier termination of this Lease.

6.17.7The Landlord will indemnify and save harmless the Tenant from any cost, damage, loss or liability reasonably incurred, or suffered, by the Tenant as a result or in respect of any Existing Pollution. This indemnity will survive the expiry or earlier termination of this Lease.

6.17.8If there is an intermingling of Pollution caused by the Tenant and Existing Pollution, the Landlord and the Tenant will share the costs of remediating such intermingled Pollution based on a reasonable allocation determined in accordance with the allocation principals in the Waste Management Act.

6.17.9If the Landlord is required by any Authority to determine whether the Land and Building are Polluted or to take Remedial Action regarding Pollution of the Land or Building:

(a)	the Landlord shall notify the Tenant and provide it with a copy of all materials received from the Authority with respect to the Pollution and Remedial Work;

(b)

the Landlord and the Tenant, each acting reasonably, shall cooperate with each other to challenge any aspect of the order of the Authority which either party reasonably believes is incorrect or unjustified and to negotiate with the Authority Remedial Action that is acceptable to the Landlord and the Tenant, each acting reasonably;

(c)	if the Pollution has been caused by the Tenant, the Tenant shall take any Remedial Action which the Authority ultimately requires be taken; and

(d)	if the Pollution has not been caused by the Tenant, the Landlord shall take any Remedial Action which the Authority ultimately requires be taken.

6.17.10If the Landlord is required by any Authority to take Remedial Action regarding Pollution of the Land or Building not caused by the Tenant, the Landlord or its respective employees and agents may enter the Premises and may:

(a)	perform any audits, investigations and surveys the Landlord or any Authority considers necessary to determine better the nature and extent of the Pollution and the necessary Remedial Action, and

(b)

take any Remedial Action any Authority requires be taken and the Tenant must permit the Landlord, its employees and agents including the Landlord's Consultant to have that access to the Premises which is reasonably necessary in the opinion of the Landlord to enable it to comply with the requirements of any Authority and to take Remedial Action, provided that the Landlord will take all reasonable steps to minimize the effect of such work on the Tenant and its business. The Landlord shall not enter the Premises for any such purpose without providing at least 48 hours written notice and specifying a particular time when it proposes to enter the Premises so that the Tenant may arrange any appropriate escort. The provisions of section 7.7 of this Lease shall apply to any entry into the Premises permitted by this section 6.17.10.

6.17.11The Tenant shall cooperate with the Landlord in the provision of such information at the times and in the form required by the Landlord, acting reasonably, to ensure the proper monitoring and supervision of the Land and Building with respect to Pollution.

6.17.12At the expiry or earlier termination of this Lease the Tenant shall remove at its sole cost and expense any Hazardous Substances which the Tenant has stored within the Premises.

6.18To abide by and comply with all laws, rules and regulations of every municipal or other authority which in any manner relate to or affect the business of the Tenant or the use of the Premises by the Tenant.

6.19To pay the Landlord all charges for maintenance and cleaning of electrical and lighting fixtures and fittings in the Premises and the same is included in "Operating Expenses" herein. The Landlord will have the exclusive right to attend to such maintenance and cleaning and may adopt a system of periodical renewals on a group basis in accordance with good practice in this respect.

6.20To maintain at the Tenant's sole expense but for the common benefit of the Landlord and the Tenant:

(a)

comprehensive general public liability insurance including bodily injury, death and property damage, on an occurrence basis with respect to the use of the Premises and the Tenant's use and occupancy thereof in an amount not less than $5,000,000.00; and

(b)	fire and extended coverage insurance on the Tenant's improvements to the replacement cost thereof;

and such insurance to be in form and with insurers acceptable to the Landlord, acting reasonably, and the Tenant will deliver promptly to the Landlord a certificate confirming that the Tenant has such insurance if so required by the Landlord.

6.21To immediately advise the Landlord and do all things necessary to remove any dangerous condition from time to time existing on the Premises and arising as result of the act of or omission of the Tenant, its agents or servants.

6.22To indemnify and hold harmless the Landlord from and against all actions, causes of action, suits, claims, demands, damage expense, liens or rights of lien whatsoever arising out of the occupancy of the Premises hereunder save for negligence or willful misconduct of the Landlord and those for whom the Landlord is at law responsible.

6.23To pay to the Landlord interest at 5% per annum above the rate of interest declared from time to time by the main branch of HSBC Bank Canada as its 'prime rate', compounded annually, on any amount not paid as and when due hereunder until paid.

6.24If the Tenant wishes to register this Lease in the appropriate Land Title Office, the Tenant may do so at the Tenant's sole cost.

7.0COVENANTS OF LANDLORD

The Landlord covenants with the Tenant:

7.1For quiet enjoyment.

7.2Intentionally deleted

7.3To supply water and other utilities to the Premises for the normal and reasonable requirements of the Tenant and at the Tenant's expense without, in any case, being liable for any loss, damage or inconvenience resulting from failure of the supply of utilities to the Building.

7.4To provide, maintain and operate during Normal Business Hours, and outside of Normal Business Hours at the request of the Tenant at the sole additional cost of the Tenant, an efficient heating, ventilating and air conditioning system where provided in the Building. The Tenant shall be solely responsible to maintain, operate, repair, and replace any heating, ventilation and air conditioning system not provided by the Landlord as part of the Landlord's (Base Building) Work which has been installed or constructed by the Tenant as part of the Tenant's Work.

7.5The Landlord shall take out or cause to be taken out and keep or cause to be kept in full force and effect:

(a)

"all risk" insurance on the Buildings and improvements in an amount such as would be carried out by a prudent owner, subject to such deductions and exceptions as the Landlord may determine, acting as a reasonably prudent landlord, against fire and such other hazards covered by policies normally in use from time to time for buildings and improvements of a similar nature similarly situated;

(b)

comprehensive public liability insurance in respect of the Building of a kind and in an amount such as would be carried by a prudent owner, subject to such deductions and exceptions as the Landlord may determine, acting reasonably;

(c)

loss or rental income insurance not exceeding Basic Rent, Additional Rent, Operating Expenses and Taxes for the Building of which the Premises form a part for a period not exceeding eighteen (18) months;

provided that nothing herein shall prevent the Landlord from insuring with broader coverage, acting as a reasonably prudent landlord.

7.6Each policy of insurance carried by the Landlord hereunder shall contain a waiver of the insurer's right of subrogation against the Tenant and each policy of insurance carried by the Tenant pursuant to this Lease shall contain a waiver of the insurer's right of subrogation against the Landlord.

7.7Except in the case of an emergency when no representative of the Tenant is available, in accordance with Section 6.17, or following default by the Tenant, not to enter the Premises without an escort designated by the Tenant unless the Tenant specifically confirms otherwise or a representative of the Tenant fails to attend with the Landlord at the specific time identified by the Landlord in any notice required to be provided to the Tenant by the Landlord prior to entry into the Premises as may be set out in this Lease. The Tenant shall not be liable to the Landlord or any other party acting on behalf of the Landlord for any loss, damage, cost or injury arising in connection with any unescorted entry by the Landlord or any other party acting on behalf of the Landlord into the Premises and the Landlord hereby releases the Tenant for any liability arising therefrom.

7.8To operate, manage and maintain the Building as a first class suburban office park building.

7.9To repair and maintain, at its sole expense, the structural elements of the Building.

8.0ALTERATIONS AND IMPROVEMENTS

8.1Save for the installation of trade fixtures and furnishings, the Tenant will make no alterations, installations, removals, additions or improvements in or about the Premises without the Landlord's prior written consent, which consent will not be unreasonably withheld or delayed, and in the event of such consent, all work is done at the Tenant's sole expense and at such times and such manner as the Landlord may reasonably approve.

8.2The Tenant will not suffer or permit any builders' liens to be filed against the interest of the Landlord in the Land or the Premises by reason of work, labour, services or material supplied or claimed to have been supplied to the Tenant or for which the Tenant may be in any way obligated, and if any such builders' lien will at any time be filed against the Land or the Premises whatsoever, the Tenant will cause the same to be discharged from title to the Land within 20 days of the date the Tenant has knowledge of such filing. The Landlord may wish to post security under the provisions of the Builders Lien Act or any legislation replacing such Act.

8.3All articles of personal property and all business and trade fixtures, machinery and equipment, cabinet work, furniture and movable or immovable partitions owned or installed by the Tenant at the expense of the Tenant in the Premises will remain the property of the Tenant and may be removed by the Tenant at any time during the Term, provided that the Tenant at its expense will repair any damage to the premises or the Building caused by such removal of the original installation.

8.4The Landlord may elect to require the Tenant to remove all or any part of the business and trade fixtures, machinery and equipment, cabinet work, furniture and movable and immovable partitions owned or installed by or on behalf of the Tenant after the commencement of the Term (other than those which constitute ordinary and reasonable commercial fixtures and improvements which would be reasonably useable by other commercial tenants) at the expiration of this Lease in which event such removal is done at the Tenant's expense and the Tenant will, at its expense, repair any damage to the Premises or to the Building caused by such removal.

8.5If the Tenant does not remove the property set out in Section 8.4 forthwith after written demand by the Landlord, such property will, if the Landlord elects, be deemed to become the Landlord's property and the Landlord may remove the same at the same at the expense of the Tenant and the cost of such removal will be paid by the Tenant forthwith to the Landlord on written demand and the Landlord will not be responsible for any loss or damage to such property because of such removal.

9.0IMPROVEMENT OF PREMISES

9.1The Landlord shall construct the Building diligently and in a good and workmanlike manner in such a manner that it shall be considered as a first class suburban office building.

9.2Any Tenant's Work or improvements undertaken by the Tenant shall be completed in accordance with the terms of Schedule "B" attached hereto.

9.3Without limiting the generality of the foregoing, all Tenant's Work shall be approved by the Landlord in advance and the Landlord shall act reasonably and without delay in its review of the Tenant's working drawings.

10.0FIXTURING PERIOD [Intentionally Deleted]

11.0SUBORDINATION

11.1This Lease will, at the request of the Landlord, be made subject and subordinate to all mortgages which now or hereafter during the Term is recorded in the appropriate Land Title Office as a mortgage against the Land and Premises. The Tenant will execute promptly from time to time any assurance the Landlord may properly require to confirm this subordination with respect to any mortgage now or hereafter recorded provided that the Mortgagee provides to the Tenant a written non-disturbance agreement from any mortgagee in a form acceptable to the Tenant, acting reasonably.

11.2Whenever required by any Mortgagee or a Trustee on behalf of a Mortgagee of any mortgage as contemplated in Section 10.1, the Tenant will attorn to and become a Tenant or Licensee of such Mortgagee or Trustee or any purchaser from the Mortgagee or Trustee in the event of an exercise by the Mortgagee or Trustee of its power of sale in the mortgage set out for the then unexpired residue of the Term upon all of the terms and conditions hereof, provided that such Mortgagee or Trustee has provided a non-disturbance agreement as contemplated in Section 11.1, subject to the terms of the non-disturbance agreement.

11.3Whenever required by the Landlord, any Mortgagee or a Trustee on behalf of a Mortgagee, the Tenant shall promptly execute an estoppel certificate confirming this Lease and the significant business terms.

12.0PROPERTY ETC. DAMAGE

12.1The Landlord will not be liable for any injury or damage to persons or property resulting from fire, explosions, failing plaster, steam gas, electricity, water, rain, snow or leaks from any part of the Building or from pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place unless caused by the negligence of the Landlord, its servants or agents, or those for whom the Landlord is responsible at law.

12.2The Tenant will reimburse and indemnify and save harmless the Landlord for and from all expense, damages, loss or fines incurred or suffered by the Landlord by reason of any breach, violation or nonperformance by the Tenant of any covenant or provision of this Lease or by reason of damage which is caused by the Tenant, its servants or agents.

12.3The Tenant will give the Landlord immediate notice in case of fire or accident in the Premises or in the Building of which the Tenant is aware.

13.0DAMAGE TO OR DESTRUCTION OF PREMISES

13.1If the Premises are damaged by fire or other casualty or if the Building is so damaged thereby restricting the use of the Premises then the Rent will abate in whole or in part according to the portion of the Premises which is non-usable by the Tenant until such damage is repaired and the Tenant is able to operate its business therefrom.

13.2Except as provided in Section 12.3 if the Premises is damaged by fire or other casualty, the damages to the Premises will be repaired by the Landlord at its expense except that repairs to alterations or improvements made by the Tenant at its expense will be performed by the Landlord at the expense of the Tenant and the Tenant will at its own expense make all repairs and replacements of property which the Tenant is entitled to remove pursuant to Section 8.3. All repairs which the Landlord is required to make hereunder will be made with due diligence provided that the Landlord will not be liable to the Tenant for any loss or damage suffered by the Tenant as a result of any reasonable delay which may arise by reason of adjustment of insurance on the part of the Landlord on account of labour troubles or any other cause beyond the Landlord's control.

13.3If the Premises are rendered untenantable by fire or other casualty and if the Landlord decides not to restore the same or if the Building is so damaged that the Landlord will decide not to restore it or it is determined by the Landlord, acting reasonably, that the Building or the Premises cannot be restored within six (6) months of such damage, then in any of such events, the Landlord will, within 45 days after such fire or other casualty, give to the Tenant a notice in writing of such decision and within 30 days thereafter either the Landlord or Tenant may elect to terminate this Lease by notice in writing, the Term will expire forthwith, and the Tenant will vacate the Premises and surrender the same to the Landlord. If the Landlord does not give notice as aforesaid and the Premises or the Building, as the case may be, are not restored within six (6) months from the time of the fire or other casualty causing the damage (subject to such time period being extended by the length of any reasonable delay which may arise by reason of adjustment of insurance on the part of the Landlord on account of labour troubles or any other cause beyond the Landlord's control) the Tenant may at its option, to be exercised within ten (10) days of the termination of said period of six (6) months (or the termination of such later period as extended hereby) by notice in writing, terminate this Lease forthwith. Upon the termination of this Lease under the conditions provided in this clause the Tenant's liability for Rent will cease as of the day following the fire or casualty.

14.0ACCESS TO DEMISED PREMISES

14.1The Tenant will permit the Landlord to erect, build, use and maintain unexposed pipes, ducts and conduits in and through the Premises. Subject to Section 7.7, the Landlord its servants and agents will have the right to enter the Premises at reasonable times upon 48 hours written notice to examine the same and make such repairs, alterations, improvements or additions as the Landlord may deem necessary or desirable in the Premises or as the Landlord may be required to make by law or in order to repair and maintain the Building, and the Landlord will be allowed to take all material into the Premises that may be required therefor without the same constituting eviction of the Tenant in whole or in part and the Rent reserved will in no way abate while said repairs, alterations, improvements, or additions are being made by reason of interruption of the business of the Tenant. The Landlord will exercise reasonable diligence as to minimize the disturbance or interruptions of the Tenant's operations.

14.2During the six (6) months prior to the expiration of the Term or any renewal term, the Landlord may exhibit the Premises during Normal Business Hours to prospective tenants upon reasonable notice to the Tenant and for such purposes the Landlord, subject to Section 7.7 will have the right of entry to the Premises at any reasonable time and the Tenant at its option may have any servant or agent present at the time of such entry. The Landlord will have the right during the last six (6) months of the Term to place upon the Premises a notice of reasonable dimensions and reasonably placed so as not to interfere with the business of the Tenant, stating that the Premises are for rent and further provided that the Tenant will not remove such notice or permit the same to be removed.

15.0OPERATING EXPENSES AND TAXES

15.1The Tenant will promptly pay the Tenant's Taxes as they become due and shall pay goods and services taxes applicable to Rent and Additional Rent when due.

15.2If the Landlord is required by lawful authority or considers it desirable to pay the Tenant's Taxes which the Tenant fails or neglects to pay, the Tenant will pay the amount thereof to the Landlord forthwith after written request thereof.

15.3The Tenant will pay to the Landlord its Proportionate Share of Operating Expenses and Taxes payable in 12 equal installments with the monthly payments of Rent as and when required hereunder. The Landlord will, within 180 days of its year-end, provide the Tenant with annual statements as to Operating Expenses and Taxes paid by the Tenant during the year. Within 120 days following Tenant’s receipt of an annual statement and upon thirty (30) days’ prior written notice, Tenant or Tenant’s accountant shall have the right to inspect Landlord’s books and records relating to the prior year’s Operating Expenses at Landlord’s main offices. If the inspection discloses that the total amount invoiced to Tenant after year-end reconciliation for such year exceeds the actual Operating Expenses, Landlord, shall either credit the amount of overpayment towards Tenant’s next due payment of rent or any other amounts due under this Lease, or refund the same to Tenant within ten (10) days after written demand therefor.  If such inspection discloses that the total amount invoiced to Tenant after year-end reconciliation for such year is less than Tenant’s share of Operating Expenses, Tenant shall promptly pay the difference to Landlord. The Tenant shall pay to the Landlord the Landlord’s reasonable costs with respect to any inspection conducted by the Tenant, including the costs of employees of the Landlord and other costs of the Landlord incurred in the presentation of information to the Tenant and otherwise engaged in the inspection of the records of the Landlord. If inspection results in an error by Landlord greater than five (5%) percent, Landlord’s cost with respect to the inspection will then be waived by the Landlord. Any payment due to Landlord shall be made within ten (10) days following the presentation of an invoice by the Landlord to the Tenant with respect to such costs. In no event shall any inspection be performed by a firm retained on a “contingency basis”.  Landlord’s and Tenant’s obligations under this paragraph shall survive the expiration or sooner termination of this Lease.

15.4The Landlord may, at its option from time to time estimate the amount which may be payable by the Tenant pursuant to Section 14.3 and the Tenant will pay to the Landlord with the monthly payments of Rent as and when required hereunder its Proportionate Share thereof so that the Landlord will have sufficient funds on hand to pay the Operating Expenses and Taxes as they become due and payable. The Landlord will promptly refund to the Tenant any amount of any overpayment by the Tenant by reason that the estimate aforesaid paid by the Tenant exceeds the actual amount payable by the Tenant.

15.5The certificate of an independent certified accountant appointed by the Landlord will in the event of a dispute be conclusive and binding upon the Landlord and the Tenant as to any amount payable from time to time under this Section 14.0 and the reasonable cost of obtaining such certificate is borne equally by the Landlord and the Tenant.

15.6The Tenant shall pay goods and services tax applicable to all Additional Rent payable hereunder.

16.0ADDITIONAL RENT AND PRO RATA PORTION OF PAYMENTS

16.1Any money payable by the Tenant to the Landlord hereunder other than the Basic Rent expressed in Section 3.0 and goods and services tax is deemed to be Rent and is paid as Additional Rent and is collectible as such and in the absence of any other provisions hereunder, is payable with the next ensuing monthly installment of Rent.

16.2If the Term will commence or cease on a day other than the commencement or end of any period contemplated herein or if any money is payable hereunder for a period less than that contemplated in relation thereto, the Tenant will pay to the Landlord its Pro Rata Portion of the Rent or such payment for the period.

16.3Goods and services tax payable hereunder shall not be deemed to be Rent, but the Landlord shall have all remedies for non-payment of goods and services tax payable as it would for Rent in arrears.

16.4The Tenant acknowledges that, if in the event the Tenant is required to pay provincial sales tax under the Provincial Sales Tax Act on the parking stall charges set out in Section 29.1(b), the Landlord shall have all remedies for non-payment of the sales tax payable as it would for Rent in arrears.

17.0DEFAULT

17.1The Tenant covenants with the Landlord that if the Tenant violates or neglects any covenant, agreement or stipulation herein contained on its part to be kept, performed or observed and any such default on the part of the Tenant continues for 15 days after written notice thereof to the Tenant by the Landlord (provided that if such default cannot reasonably be remedied within 15 days, then the Tenant shall not be in default if the Tenant commences to remedy the default within such 15-day period and proceeds with all reasonable diligence), or if any payments of Rent or any part thereof, whether the same are demanded or not, are not paid within five (5) days after written demand by the Landlord, then and in any such case the Landlord in addition to any other remedy now or hereafter provided by law may at its option cancel and annul this Lease forthwith and re-enter and may remove all persons and property and may use such force and assistance in making such removal as the Landlord may deem advisable to recover at once full and exclusive possession of the Premises and such re-entry will not operate as a waiver or satisfaction in whole or in part of any right, claim or demand arising out of or connected with any breach or violations by the Tenant of any covenant or agreement on its part to be performed.

17.2If the Term or any renewal thereof or any of the goods or chattels of the Tenant are at any time seized or taken in execution or attachment by any creditor of the Tenant or if the Landlord makes any assignment for the benefit of creditors or becomes bankrupt or insolvent or takes the benefit of any bankruptcy or insolvency legislation, the then current month's Rent together with the Rent accruing for the next three (3) months will immediately become due and payable, and the Term or any renewal thereof will at the option of the Landlord become forfeit and void, and it is lawful for the Landlord at any time thereafter to re-enter into or upon the Premises or any part thereof in the name of the whole and the same to have again, repossess and enjoy as of its former estate, notwithstanding anything herein contained to the contrary and neither this Lease nor any interests therein nor any estate hereby created will pass or enure to the benefit of any trustee in bankruptcy or any receiver or assignee for the benefit of creditors or otherwise by operation of law.

18.0DISTRESS

18.1Whensoever the Landlord is entitled to levy distress against the goods and chattels of the Tenant it may use such force as it may deem necessary for the purpose and for gaining admission to the Premises without being liable for any action in respect thereof or for any loss or damage occasioned thereby and the Tenant hereby expressly releases the Landlord from all action, proceedings, claims or demand whatsoever for or on account or in respect of any such forcible entry or any loss or damage sustained by the Tenant in connection therewith.

19.0LANDLORD'S EXPENSES ENFORCING LEASE

19.1If it is necessary for the Landlord to retain the services of a solicitor or any other proper person for the purpose of assisting the Landlord in enforcing any of its rights hereunder in the event of default on the part of the Tenant which is substantiated by a court of law, it is entitled to collect from the Tenant the cost of all such services including all necessary court proceedings at trial or on appeal on a solicitor and own client basis as if the same were Rent reserved and in arrears hereunder.

20.0WAIVER

20.1The failure of either party to insist upon strict performance of any covenant or condition contained in this Lease or to exercise any right or option hereunder will not be construed as a waiver or relinquishment for the future of any such covenant, condition, right or option.

20.2The acceptance of any Rent from or the performance of any obligation hereunder by a person other than the Tenant will not be construed as an admission by the Landlord of any right, title or interest of such person as a sub-Tenant, assignee, transferee or otherwise in the place and stead of the Tenant.

20.3The acceptance by the Landlord of part payment of any sums required to be paid hereunder will not constitute waiver or release of the right of the Landlord to payment in full of such sums.

21.0HOLD OVER

21.1If at the expiration of the Term the Tenant continues occupation with the consent of the Landlord, the tenancy of the Tenant thereafter will, in the absence of written agreement to the contrary, be from month-to-month only at a rental per month equal to one hundred twenty-five percent of the monthly rental payable for the year immediately proceeding such expiration, payable monthly in advance on the first on the first day of each lease month and will be subject to all other terms and conditions of this Lease.

22.0INABILITY TO PERFORM/FORCE MAJEURE

22.1The Landlord does not warrant that any service of facility provided by it hereunder will be free from interruptions caused or required by strikes, riots, insurrections, labour controversies, force majeure, act of God or other cause or causes beyond the Landlord's reasonable care and control. No such interruptions will be deemed an eviction or disturbance of the Tenant's enjoyment of the Premises nor render the Landlord liable in damages to the Tenant nor relieve the parties from their obligations under this Lease provided that both parties will, without delay, take all reasonable steps to remove the cause of such interruption and minimize the delays.

22.2All of the dates and payment obligations will be extended because of Force Majeure for the purposes hereof. Force Majeure means any delays by the Landlord or the Tenant in completing any of the terms, obligations, or conditions contained in this Lease, which delay is directly or indirectly caused by labour strikes, power failures, restrictive government laws or regulations not in place at the time of signing this Lease, riots, insurrections, sabotage, war, rebellion or acts of God or other causes beyond the Landlord's or the Tenant's reasonable control. No such interruption shall render the Landlord or the Tenant liable in damages to the other, nor relieve either party from its obligations under this Lease, provided that both parties shall, without delay, take all reasonable and practical steps within its power to remove the cause of such interruption and minimize the delays. This clause does not excuse delays caused by normal weather patterns within the Burnaby area.

23.0RULES AND REGULATIONS

23.1The Tenant and its servants, employees and agents will observe faithfully and comply strictly with such rules and regulations as the Landlord may from time to time adopt, currently as outlined in Schedule “C”, subject to change from time to time, acting reasonably and provided at least 30 days' prior written notice of any such rules and regulations shall be given to the Tenant. Nothing in this Lease contained will be construed to impose upon the Landlord any duty or obligation to enforce the rules and regulations or the terms, covenants or conditions in any other lease against any other tenant of the Building, and the Landlord will not be liable to the Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees.

23.2Intentionally deleted.

24.0LANDLORD'S RIGHT TO PERFORM

24.1If the Tenant fails to perform any of the covenants or obligations of the Tenant under or in respect of this Lease beyond the applicable cure period provided for in this Lease, the Landlord may, upon giving the notice required hereunder to the Tenant, perform or cause to be performed any of such covenants or obligations or any part thereof. For such purpose, the Landlord may do such things as may be requisite and may enter upon the Premises to do such things and all expenses incurred and expenditures made by or on behalf of the Landlord will be paid forthwith by the Tenant to the Landlord. If the Tenant fails to pay the same, the Landlord may add the same to the Rent and recover the same by all remedies available to the Landlord for the recovery of Rent in arrears provided that if the Landlord commences or completes either the performance or the causing to be performed of any of such covenants or obligations or any part thereof, the Landlord will not be obliged to complete such performance of causing to be performed or be later obliged to act in like fashion.

25.0REMEDIES CUMULATIVE

25.1No remedy conferred upon or reserved to the Landlord herein by statute or otherwise is considered exclusive of any other remedy but the same is cumulative and is in addition to every other remedy available to the Landlord and all such remedies and powers of the Landlord may be exercised concurrently and from time to time and often as may be expedient by the Landlord.

26.0LANDLORD'S LIMIT OF LIABILITY

26.1The term "Landlord" as used in this Lease so far as covenants or obligations on the part of the Landlord are concerned is limited to mean the Landlord as herein before set out, while it retains its interest in the Land and Premises but upon a transfer of that interest, the Landlord is automatically relieved after the date of such transfer of all personal liability arising out of the requirement for performance of any obligations on the part of the Landlord herein contained (except to the extent incurred prior to such transfer), provided that this release from liability will become effective only to the extent the transferee has expressly assumed in writing, subject to the limitations of this Section, all of the terms of this Lease to be performed on the part of the Landlord, it being intended hereby that the obligations contained in this Lease on the part of the Landlord is binding upon the Landlord, its successors and assigns, only during and in respect of the respective successive periods of their interest in the Land and Premises.

27.0LETTER OF CREDIT

27.1Intentionally Deleted.

28.0WHOLE OF AGREEMENT

28.1The Tenant agrees that the Premises are leased by the Tenant without any representations or warranties other than as contained in this Lease and that no representative or agent of the Landlord is or is authorized or permitted to make any representations with reference hereto or to vary or modify this Lease in any way, except in writing under seal, and that this Lease contains all of the agreements and conditions made between the parties hereto.

29.0PARKING

29.1

(a)

In accordance with Schedule D herein, from and after the Commencement Date and for the Term, the Tenant shall pay for and have the use of, appurtenant to the Premises, in common with all others from time to time entitled thereto, parking spaces located upon that portion of the Land designated for vehicle parking and not exclusively reserved for the use of other Tenants of the Building. The Landlord grants to the Tenant for the Term, for use by the Tenant, the right and license to pay for and use that number of parking spaces set below and the Tenant shall pay to the Landlord the monthly rental rate, plus applicable taxes, is as follows for the duration of the Term:

Period of Term	Cost per month per stall	Allocated Stalls	Cost per month
Unreserved Stalls
Years 1 – 3	$36.00 /month	126	$4,536.00
Years 4 – 7	$54.00 /month	126	$6,804.00
Years 7 – 10	$72.00 /month	126	$9,072.00

Reserved
Years 1 – 3	$52.00 /month	16	$832.00
Years 4 – 7	$78.00 /month	16	$1,248.00
Years 7 – 10	$104.00 /month	16	$1,664.00

(b)

The Tenant will not park or suffer or permit to be parked, any vehicles owned, leased or controlled by it or by any of its employees, agents or invitees or suffer or permit any loading or unloading of vehicles upon any portion of the Land, except in areas designated for such purposes by the Landlord.  Subject to the provisions outlined in this Section 29, the Landlord may, without notice and at any time and from time to time (i) designate parking, loading, and no parking areas; (ii) relocate designated parking, loading and no parking areas; (iii) cause any parking or loading areas to be shared with other tenants; and (iv) use any parking or loading areas for any reasonable purpose required by the Landlord.  Whenever requested by the Landlord, the Tenant shall furnish to the Landlord the current license plate numbers for all vehicles owned, leased or controlled by the Tenant and its employees, agent or invitees.

(c)

The Tenant will advise the Landlord upon or prior to the Commencement Date, and at such other times as the Landlord may require, as to the greatest number of employees and agents reasonably expected on the Premises at any one time, so as to permit the Landlord to comply with all municipal and other parking by-laws and regulations in respect of the Land, including the Landlord's parking regulations, if any, as determined by it from time to time.

(d)

Notwithstanding the foregoing, the Tenant may designate underground parking spaces allocated to the Tenant for the use of storage areas or other uses and may fence these off or construct demising walls, subject to the Landlord’s approval (such approval not to be unreasonably withheld), compliance with building codes, and subject to not impeding access to the balance of the parking stalls. The Tenant covenants that all fencing or demised walls for such storage areas shall be removed at the Tenant’s sole cost and expense prior to the Lease expiry and all damages caused by such removal shall be repaired by the Tenant at its sole cost and expense.

30.0NOTICES

30.1Any notice required or contemplated by any provision of this Lease or which the Landlord or Tenant may desire to give to the other is sufficiently given by personal delivery or by registered letter, postage prepaid and mailed in one of the Canada Post Offices in the City of Burnaby, British Columbia, and addressed to the party to whom such notice is to be given at the address of such party as given in this Lease or at such other address as either party may notify the other of in writing during the Term, if to the Tenant, addressed to the Premises and any such notice is effective as of the day of such personal delivery or as of the day four (4) days following the date of such posting as the case may be.

31.0INTERPRETATION

31.1This Indenture is construed in accordance with laws of British Columbia.

31.2Where required the singular number is deemed to include the plural and the neutral gender, the masculine or feminine and the captions herein are for convenience only and will not constitute a part of this Lease.

31.3The definition of any words used in any Section of this lease will apply to such words when used in any other Section hereof whenever the context is consistent.

31.4In case of more than one Tenant, the said grants, covenants, conditions, provisos, agreements, rights, powers, privilege and liabilities is construed and held to be several as well as joint.

31.5THIS INDENTURE will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

32.0RESTORATION

32.1The Tenant shall not be responsible for any costs associated with converting the main floor lobby or other portions of the Building for multi-tenant purposes. Upon expiry of the Term, or any permitted renewal/cancellation thereof, the Tenant shall, subject to Section 8.4, only be responsible for removing any Leasehold Improvements or Tenant’s Work to a maximum amount of $800,000.

IN WITNESS WHEREOF the parties have executed this Lease as of the date first above written by its duly authorized officers.

REDSTONE ENTERPRISES LTD.
(Landlord)

By:	/s/ Ali Nanji
Name:	Ali Nanji
Title:	President

By:	/s/ Brodie Cain
Name:	Brodie Cain
Title:	Director of Leasing

XENON PHARMACEUTICALS INC.
(Tenant)

By:	/s/ Sherry Aulin
Name:	Sherry Aulin
Title:	Chief Financial Officer

By:	/s/ Ian Mortimer
Name:	Ian Mortimer
Title:	President & CEO

c/s

Schedule “A”

SITE PLAN
FIRST (1ST) FLOOR

SECOND (2ND) FLOOR

THIRD (3RD) FLOOR

Schedule “B”

SPECIAL PROVISIONS

1.	LANDLORD’S WORK: The Landlord delivers the Premises to the Tenant in an “as is, where” condition and the Tenant acknowledges, agrees and accepts the Premises in an “as is, where is” condition.

2.

TENANT IMPROVEMENT ALLOWANCE: If and so long as the Conditions of Advance set out below are satisfied, the Landlord shall provide, as an inducement to enter into this Lease, a tenant improvement allowance (the "Tenant Improvement Allowance"), in the following amount and upon the following terms and conditions:

Amount:	$1,855,805.00 (Calculated on the basis of $35.00 per square foot of Rentable Area of the Premises), plus applicable taxes, to be fully utilised by July 1, 2026.
Payment Date:	Within Sixty (60) days after the date that all of the Conditions of Advance have been completed or satisfied.
Payment Installments:	At its discretion, Tenant can claim the Tenant Improvement Allowance in up to three (3) installments.
Payment Method:	Direct payment to the Tenant or as it further directs.

Conditions of Advance:

(a)	All necessary permits and approvals for all aspects of the Tenant’s Work have been obtained.
(b)	The occupancy permit has been obtained from the authority having jurisdiction.
(c)

The Tenant has provided the Landlord with an invoice for the Tenant Improvement Allowance which includes its current and valid tax registration number(s) and all necessary breakdowns and backup information as required by the Landlord.

(d)	The Tenant has completed all the Tenant’s Work in strict accordance with the requirements of the Lease and the plans and specifications approved by the Landlord.
(e)	There are no liens, claims or charges outstanding with respect to the Tenant's Work and sufficient evidence thereof is provided to the Landlord.
(f)	The Tenant has executed and delivered a statutory declaration of a senior officer as to the actual cost of The Tenant's Work and confirming the payment thereof in full.

The Landlord shall be entitled to withhold a portion of the amount to be advanced by it in order to comply with the provisions of the Construction Lien Act of the Province in which the Building is situated, or similar legislation or any worker's compensation or occupational health and safety legislation and shall advance such withheld portion to the Tenant when evidence of payment and compliance are presented to the Landlord or at the expiration of the lien period so long as it has received no notice of a claim for lien. If notice of a claim for lien has been received by the Landlord referable to the Tenant's Work prior to payment of the amounts to be paid to the Tenant, the Landlord shall be entitled to withhold payment until such claim for lien has been completely vacated.

For greater certainty, a portion of or whole thereof, of the Tenant Improvement Allowance, cannot be utilised for Tenant’s furniture, appliances, cabling and equipment associated with its business, or applied to Rent owing by the Tenant to the Landlord (save for as outlined herein). For greater clarity, Tenant Improvement Allowance is to be applied to Leasehold Improvements.

Tenant’s Work can begin at any time after the Effective Date, including prior to the Commencement Date.

Should the Tenant’s Work cost less than the Tenant Improvement Allowance, the difference may be applied to Basic Rent and Operating Costs and Property Taxes payments due under the Lease to a maximum of up to Ten Dollars ($10.00) per square foot of Rentable Area of the Leased Premises, plus applicable taxes. Tenant shall provide thirty (30) days prior written notice to Landlord of its intent to apply any portion of the Tenant Improvement Allowance towards Basic Rent and Operating Costs and Property Taxes then due under the Lease.

3.

TENANT’S WORK: Any improvement work required to prepare the Premises for use by the Tenant shall be the sole responsibility of the Tenant, at its cost.  The Tenant agrees to abide by the facility standards and construction guidelines with respect to any improvement work that it may undertake in the Building or on the Land.  The Tenant shall be required to obtain the written consent of the Landlord before commencing the any Tenant’s improvement work, such consent not to be unreasonably withheld. All the Tenant’s improvement work shall be performed in a first-class manner in accordance with the provisions of this Lease. Initial Tenant’s Work shall include:

(a)	A new air handling unit with corresponding ducting to 1st floor chemistry and 3rd floor CMC labs, all of which subject to the provisions of this Special Provisions 4 and this Lease.

4.	RIGHT(S) OF EARLY SURRENDER:
(a)	First (1st) Right to Surrender: The Landlord and the Tenant covenant and agree that, if:
i.

the Tenant gives the Landlord written notice by December 31, 2021 of its intention to surrender Suite 330 and Suite 350 as outlined on Schedule “A” (the “First Surrender Premises”) of certain lease made in 2001 between Discovery Parks Incorporated and Xenon Genetics Inc. for premises within the Building, as amended from time to time between Tenant and Landlord as successors in interest to certain lease (the “Original Lease”);

then the Tenant may, effective one (1) day prior to the Commencement Date (the "First Surrender Date") surrender the First Surrender Premises of the Original Lease from the Premises of this Lease. In the event the Tenant surrenders as aforesaid, there will be no termination fee, save for the Tenant Improvement Allowance and any leasing commissions shall be reduced according to the new Rentable Area, and effective as of the First Surrender Date, the Tenant covenants and agrees:

ii.	to pay all amounts on account of Rent up to and including the First Surrender Date as outlined in the Original Lease;
iii.	to vacate the First Surrender Premises in accordance with the terms of the Original Lease on the First Surrender Date;
iv.

to remove from the First Surrender Premises its furniture, furnishings, equipment, Tenant’s fixtures, repairing any damage caused by the removal, and shall leave the First Surrender Premises in a clean and tidy condition as required under the Original Lease;

v.

execute any document or instrument which the Landlord reasonably requires under this provision, including but not limited to the Landlord's form of surrender agreement prepared by the Landlord to give effect to the surrender, confirming the First Surrender Premises shall no longer form part of the Premises under this Lease, and this Lease shall remain in full force and effect with respect to the remaining Premises.

(b)	Second (2nd) Right to Terminate: The Landlord and the Tenant covenant and agree that, if:
i.	the Tenant is not in uncured material default under the terms of this Lease; and
ii.

the Tenant gives the Landlord written notice by June 30, 2026 (being Twelve (12) months prior to the Second Surrender Date, as hereinafter defined) of its intention to surrender Suite 310, Suite 330, Suite 350, Suite 375 and/or Suite 390 as outlined on Schedule “A” (the “Second Surrender Premises”) of this Lease;

then the Tenant may, effective June 30, 2027 (the "Second Surrender Date") surrender the Second Surrender Premises. In the event the Tenant surrenders as aforesaid, the Tenant covenants and agrees to:

iii.	pay all amounts on account of Rent up to and including the Second Surrender Date;
iv.

pay to the Landlord, at the same time as the written notice of surrender is delivered, the sum equivalent to the unamortized Tenant Improvement Allowance (as defined within this Special Provisions Section 2) and leasing commissions, amortized at Six (6%) percent per annum, allocated to the Second Surrender Premises;

v.	to vacate the Second Surrender Premises in accordance with the terms of this Lease on the Second Surrender Date;
vi.

to remove from the Second Surrender Premises its furniture, furnishings, equipment, Tenant’s fixtures, repairing any damage caused by the removal, and shall leave the Second Surrender Premises in a clean and tidy condition as required under this Lease;

vii.

execute any document or instrument which the Landlord reasonably requires under this provision, including but not limited to the Landlord's form of surrender agreement prepared by the Landlord to give effect to the surrender, confirming the Second Surrender Premises shall no longer form part of the Premises, and this Lease shall remain in full force and effect with respect to the remaining Premises.

If the Tenant fails to exercise the foregoing provision to give effect to such surrender right(s) in accordance with this Special Provisions 4, or if the other conditions set out in this paragraph are not satisfied, this provision to surrender certain premises shall be null and void.

For greater certainty, in the event either of the above Right(s) of Early Surrender is exercised, the Tenant’s parking allocation shall be modified on an equivalent per square foot ratio for the Rentable Area of the Premises as outlined herein.

5.	OPTION TO EXTEND: So long as:
(a)	the Tenant is not in uncured material default under the terms of this Lease;
(b)	the Lease has not previously been terminated;
(c)	the Tenant is itself occupying the entire Premises; and
(d)

the Tenant gives to the Landlord written notice of its intention to extend the Term of the Lease not more than twelve (12) months nor less than nine (9) months prior to the termination of the current Term,

The Tenant shall have two (2) options to extend the Term of the Lease for five (5) year period(s) (each, an “Extended Term”) on either:

i.	the whole of the Premises;
ii.	the First (1st) Floor and Second (2nd) Floor only;
iii.	the First (1st) Floor, Second (2nd) Floor and Suite 330 only; and
iv.	the First (1st) Floor, Second (2nd) Floor, Suite 330 and Suite 350 only;

and shall be upon the same terms and conditions as contained in the Lease except as otherwise expressly provided herein and except that there shall be no further right of extension, no rent concessions, no Landlord's Work required, no fixturing period and no tenant allowance or any other amount payable by Landlord to Tenant, the rates for any storage space and/or parking spaces used by Tenant shall be the Landlord's then applicable rates and annual Basic Rent shall be equal to the greater of:

v.	the annual Basic Rent payable during the last prior year of the Term; or
vi.

the fair market annual Basic Rent for the Premises as agreed upon by the parties having regard to the finished condition of the Premises at the time of extension but excluding the value of any improvements that have been constructed at the expense of the Tenant and having regard to then applicable basic rental levels for similar premises for a similar term in the Building. The parties shall make all reasonable efforts to reach agreement as to the fair market annual Basic Rent for the extension term not less than three (3) months from the Date of the Tenant’s exercise of such Option to Extend, and failing such agreement, fair market annual Basic Rent for the Extended Term shall be determined by a single arbitrator in accordance with the Commercial Arbitration Act (British Columbia).

If the Landlord so elects, the Tenant shall execute the Landlord's then current form of lease amending agreement or lease, as determined by the landlord, to give effect to such extension of the Term.

Schedule “C”

RULES AND REGULATIONS

The Tenant shall observe the following Rules and Regulations (as amended, modified or supplemented from time to time by the Landlord as provided in the Lease):

1.The Tenant shall not use or permit the use of the Premises in such manner as to create any objectionable noises, odours or other nuisance or hazard, or breach any applicable provisions of municipal by‑law or other lawful requirements applicable thereto or any requirements of the Landlord's insurers, shall not permit the Premises to be used for cooking (except with the Landlord's prior written consent) or for sleeping, shall keep the Premises tidy and free from rubbish, shall deposit rubbish in receptacles which are either designated or clearly intended for waste and shall leave the Premises at the end of each business day in a condition such as to facilitate the performance of the Landlord's janitorial services in the Premises, if applicable.

2.The Tenant shall not abuse, misuse or damage the Premises or any of the improvements or facilities therein, and in particular shall not deposit rubbish in any plumbing apparatus or use it for other than purposes for which it is intended, and shall not deface or mark any walls or other parts of the Premises.

3.The Tenant shall not perform, patronize or (to the extent under its control) permit any canvassing, soliciting or peddling in the Building.

4.The entrances, lobbies, elevators, staircases and other facilities of the Building are for use only for access to the Premises and other parts of the Building and the Tenant shall not obstruct or misuse such facilities or permit them to be obstructed or misused by its agents, employees, invitees or others under its control.

5.No safe or heavy office equipment shall be moved into or about the Building by or for the Tenant unless the consent of the Landlord is first obtained and unless all due care is taken.  Such equipment shall be moved upon the appropriate steelbearing plates, skids or platforms and subject to the Landlord's direction, and at such times, by such means and by such persons as the Landlord shall have approved.  No furniture, freight or bulky matter of any description shall be moved in or out of the Premises or carried in the elevators except during such hours as the Landlord shall have approved.  Hand trucks and similar appliances shall be equipped with rubber tires and other safeguards approved by the Landlord, and shall be used only by prior arrangement with the Landlord.

6.The Tenant shall permit and facilitate the entry of the Landlord, or those designated by it, into the Premises for the purpose of inspection, repair, window cleaning and the performance of other janitorial services, and shall not permit access to main heater ducts, janitorial and electrical closets and other necessary means of access to mechanical, electrical and other facilities to be obstructed by the placement of furniture or otherwise.  The Tenant shall not place any additional locks or other security devices upon the doors of the Premises without the prior written approval of the Landlord and subject to any conditions imposed by the Landlord for the maintenance of necessary access.

7.The Landlord may require that all or any persons entering and leaving the Building at any time other than the Building Hours to satisfactorily identify themselves and register in books kept for the purpose and may prevent any person from entering the Premises unless provided with a key thereto and a pass or other authorization from the Tenant in a form satisfactory to the Landlord and may prevent any person removing any goods therefrom without written authorization.

8.The Tenant shall refer to the Building only by the name from time to time designated by the Landlord for it and shall use such name only for the business address of the Premises and not for any promotion or other purpose, except as expressly permitted by the Landlord in writing.

9.No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by the Tenant on any part of the outside or inside of the Premises, the Building or the common property without the prior written consent of the Landlord, which consent may be arbitrarily withheld, or as prescribed in the applicable lease.  In the event of any violation of the foregoing by the Tenant, the Landlord may remove same without any liability and may charge the expense incurred by such removal to the Tenant violating this rule as Additional Services.  Signs on doors, windows, walls and the directory shall be inscribed, painted or affixed for the Tenant by the Landlord at the expense of the Tenant as Additional Services and shall be of a size, color and style acceptable to the Landlord.

10.The Tenant shall not permit its employees, agents and invitees while on the Lands to smoke anywhere except in areas designated by the Landlord for smoking, if any, and in compliance with any municipal or governmental regulation of smoking applicable to the Land.

11.Except as authorized, the Tenant shall not permit its employees, agents and invitees to bring onto the Lands any dogs, cats or other pets, other than a seeing eye dog for the visually impaired.

12.The Tenant and its employees shall comply with the attached parking lot policy at all times.

The foregoing Rules and Regulations, as from time to time amended, are not necessarily of uniform application, but may be waived in whole or in part in respect of other tenants without affecting their enforceability with respect to the Tenant and the Premises, and may be waived in whole or in part with respect to the Premises without waiving them as to future application to the Premises, and the imposition of Rules and Regulations shall not create or imply an obligation of the Landlord to enforce them or create any liability of the Landlord for their non‑enforcement.  For greater certainty, it is agreed that when these Rules and Regulations are amended from time to time, the amendments will take effect from the date that notice of the amendment is given to the Tenant and no tenant, its employees or invitees, including the Tenant, shall be entitled to continue a practice that is no longer permitted by these Rules and Regulations from and after the date of receipt of such notice by the Tenant.

Schedule “D”

PARKING LOT POLICY

It is understood and agreed between the parties, the following parking lot policy items 1 through 4 shall not apply subject to the Tenant’s Premises being the entire Rentable Area of the Building. In the event the Premises is less than the entire Rentable Area of the Building, Landlord may introduce below sections 1 through 4 at its sole direction as it relates to parking on the Land:

1.	All vehicles parked in an unreserved stall must clearly display, hanging on the rearview mirror, a parking decal.
2.	Only one (1) parking decal will be issued for each stall per the parking allocation as stated in each Tenant’s Lease.
3.

The initial parking decal will be issued at no charge.  Replacement decals will cost one hundred dollars ($100) per decal. Damaged parking decals will be replaced free of charge provided the damaged decals are returned to the Landlord.

Decals that are reported lost/stolen will be voided and the decal number entered into a database. If any vehicle is parked displaying a “void” decal, the vehicle will be towed without notice and at the owner’s risk and expense.  Additionally, the vehicle will be prohibited from parking anywhere on the property and the replacement decal will be voided.

4.

Any vehicle found parked anywhere in the Land without the appropriate parking decal will be given one (1) written warning, and thereafter will be towed if found in violation of the parking policy anywhere in the Land.

5.	Fire Lanes and Driveways - Parking is only allowed in parking stalls. Parking in the driveways or Fire Lanes is prohibited and will result in towing without notice.
6.	Parking for Disabled Persons - Handicap parking will be strictly enforced and monitored.
7.

Snow Clearing - Snow clearing is carried out when there is an accumulation of 3” or more snow with no immediate forecast of above 0˚ weather. Snow removal will generally be carried out after 9:00 pm and before 6:00 a.m.

All vehicles must be removed from the parking lots in order for proper clearing to take place. When a vehicle is not removed, we are unable to clear the stall the vehicle is in and the stalls on either side of it.  Clearing of these stalls would then have to be carried out the following day and the additional cost will be assessed to the tenant that the reserved stall is assigned to.  If the vehicle is in a non-reserved stall, the decal number will be recorded and the cost will be assessed to the tenant to which the decal has been assigned to.

These rules are subject to change from time to time and without notice.  For updated information, please contact the Landlord directly.